Exhibit 10.1

June 21, 2007

Max Bermuda Ltd.

Max Capital Group Ltd.

Max House

2 Front Street

Hamilton HM KX

Bermuda

Attention: Jim Tees

Executive Vice President

$600,000,000 Senior Credit Facility

Ladies and Gentlemen:

Bank of America, N.A. (“Bank of America”) is pleased to offer to be the sole and exclusive administrative agent (in such capacity, the “Administrative Agent”) for a $450,000,000 five year secured senior credit facility (the “Tranche A Facility”) for letters of credit to Max Bermuda Ltd. (“Max Bermuda”) and a $150,000,000 five year unsecured senior credit facility (the “Tranche B Facility” and, together with the Tranche A Facility, the “Senior Credit Facility”) for letters of credit to Max Bermuda and loans to Max Bermuda and Max Capital Group Ltd. (“Max Capital” and, together with Max Bermuda, each a “Borrower” and collectively, the “Borrowers”), and Bank of America is pleased to offer its commitment to lend up to $125,000,000 of the Senior Credit Facility (to be allocated prorata between the Tranche A Facility and the Tranche B Facility), upon and subject to the terms and conditions of this letter and the Summary of Terms and Conditions attached hereto (the “Summary of Terms”). Bane of America Securities LLC (“BAS”) is pleased to advise you of its willingness in connection with the foregoing commitment, as sole and exclusive lead arranger and sole and exclusive book manager (in such capacities, the “Lead Arranger”) for the Senior Credit Facility, to use commercially reasonable efforts to form a syndicate of financial institutions (the “Lenders”) reasonably acceptable to you for the Senior Credit Facility.

Bank of America will act as sole and exclusive Administrative Agent for the Senior Credit Facility and BAS will act as sole and exclusive Lead Arranger for the Senior Credit Facility. No additional agents, co-agents or arrangers will be appointed and no other titles will be awarded without our mutual consent. It is anticipated that Citibank, N.A. and ING Bank N.V. will be awarded syndication agent titles in connection with their expected significant commitments to the Senior Credit Facility.

The commitment of Bank of America hereunder and the undertaking of BAS to provide the services described herein are subject to the satisfaction of each of the following conditions precedent in a manner acceptable to Bank of America and BAS: (a) the accuracy and completeness of all representations that you and your affiliates make to Bank of America and BAS in connection with the Senior Credit Facility and your compliance with the terms of this

Commitment Letter (including the Summary of Terms) and the Fee Letter (as hereinafter defined); (b) until the closing date of the Senior Credit Facility, there shall be no competing offering, placement or arrangement of a competing senior credit facility by or on behalf of the Borrowers or any of their subsidiaries; (c) the negotiation, execution and delivery of definitive documentation for the Senior Credit Facility consistent with the Summary of Terms and otherwise reasonably satisfactory to Bank of America and BAS and, unless such documentation is an amendment and restatement of the Credit Agreement dated as of June 1, 2005 among the Borrowers, various financial institutions and Bank of America as administrative agent (as amended to date, the “Existing Credit Agreement”), the termination of the Existing Credit Agreement; (d) no change, occurrence or development that shall have occurred or become known to Bank of America or BAS since December 31, 2006 could reasonably be expected to have a material adverse effect on the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Max Bermuda and its subsidiaries or Max Capital and its subsidiaries, in each case taken as a whole; and (e) commitments shall have been received from financial institutions (the “Lenders”) for the remaining $475,000,000 of the Senior Credit Facility on the terms and conditions referred to herein and in the Summary of Terms.

BAS intends to commence syndication efforts promptly upon your acceptance of this Commitment Letter and the Fee Letter. You agree to actively assist BAS in achieving a syndication of the Senior Credit Facility that is satisfactory to it. Such assistance shall include (a) your providing and causing your advisors to provide Bank of America and BAS and the other Lenders upon request with all information reasonably deemed necessary by Bank of America and BAS to complete syndication; (b) your assistance in the preparation of an Information Memorandum to be used in connection with the syndication of the Senior Credit Facility; (c) your using commercially reasonable efforts to ensure that the syndication efforts of BAS benefit materially from your existing banking relationships; and (d) otherwise assisting Bank of America and BAS in their syndication efforts, including by making your senior management and advisors available from time to time to attend and make presentations regarding the business and prospects of the Borrowers and their respective subsidiaries, as appropriate, at one or more meetings of prospective Lenders.

It is understood and agreed that BAS will manage and control all aspects of the syndication in consultation with you, including decisions as to the selection of prospective Lenders and any titles offered to proposed Lenders, when commitments will be accepted and the final allocations of the commitments among the Lenders. It is understood that no Lender participating in the Senior Credit Facility will receive compensation from you in order to obtain its commitment, except on the terms contained herein and in the Summary of Terms.

You hereby represent, warrant and covenant that (a) all factual written information, other than Projections (defined below), which has been or is hereafter made available to Bank of America, BAS or the Lenders by you or any of your representatives (or on your or their behalf) in connection with the transactions contemplated hereby (the “Information”) is and will be true and correct in all material respects as of the date given and does not and will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements contained therein in light of the circumstances under which they were made not materially misleading, and (b) all financial projections concerning the Borrowers and their respective

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subsidiaries that have been or are hereafter made available to Bank of America, BAS or the Lenders by you or any of your representatives in connection with the transactions contemplated hereby (the “Projections”) have been or will be prepared in good faith based upon reasonable assumptions. You agree to furnish us with such Information and Projections as we may reasonably request and to supplement the Information and the Projections from time to time until the closing date for the Senior Credit Facility (the “Closing Date”) so that the representation, warranty and covenant in the preceding sentence is correct on the Closing Date. In issuing this commitment and in arranging and syndicating the Senior Credit Facility, Bank of America and BAS are and will be using and relying on the Information and the Projections (collectively, the “Pre-Commitment Information”) without independent verification thereof.

By executing this Commitment Letter, you agree to reimburse Bank of America and BAS from time to time on demand for reasonable out-of-pocket fees and expenses as follows: (a) the reasonable fees, disbursements and other charges of Mayer, Brown, Rowe & Maw LLP, as counsel to the Lead Arranger and the Administrative Agent, (b) syndication expenses (including without limitation, travel, meeting preparation and offering materials preparation), (c) due diligence expenses and (d) all CUSIP fees for registration with the Standard & Poor’s CUSIP Service Bureau, as incurred in connection with the Senior Credit Facility, the syndication thereof, the preparation of the definitive documentation therefor and the other transactions contemplated hereby.

Whether or not the transactions contemplated hereby are consummated, you agree to indemnify and hold harmless Bank of America, BAS, each Lender and each of their affiliates and their respective officers, directors, employees, agents, advisors and other representatives (each, an “Indemnified Party”) from and against liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, charges, expenses and disbursements (including, without limitation, the reasonable fees, disbursements and other charges of counsel) of any kind or nature whatsoever which may at any time be imposed on, incurred by or asserted against any Indemnified Party, in each case arising out of or in connection with or by reason of (including, without limitation, in connection with any investigation, litigation or proceeding or preparation of a defense in connection therewith) (a) any matters contemplated by this Commitment Letter or any related transaction or (b) the Senior Credit Facility and any other financings or any use made or proposed to be made with the proceeds thereof whether or not any Indemnified Party is a party thereto (all the foregoing, collectively, the “Indemnified Liabilities”); provided, that you shall have no obligation hereunder to any Indemnified Party with respect to Indemnified Liabilities resulting solely from the gross negligence or willful misconduct of such Indemnified Person.

This Commitment Letter and the fee letter among you, Bank of America and BAS of even date herewith (the “Fee Letter”) and the contents hereof and thereof are confidential and, except for disclosure hereof or thereof on a confidential basis to your accountants, attorneys and other professional advisors retained by you in connection with the Senior Credit Facility or as otherwise required by law, may not be disclosed in whole or in part to any person or entity without our prior written consent; provided, however, it is understood and agreed that you may disclose this Commitment Letter (including the Summary of Terms) but not the Fee Letter after your acceptance of this Commitment Letter and the Fee Letter, in filings with the Securities and Exchange Commission and other applicable regulatory authorities and stock exchanges. Bank of America and BAS hereby notify you that pursuant to the requirements of the USA PATRIOT

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Act, Title III of Pub. L. 107-56 (signed into law October 26, 2001) (the “Act”), each of them is required to obtain, verify and record information that identifies you, which information includes your name and address and other information that will allow Bank of America or BAS, as applicable, to identify you in accordance with the Act.

You acknowledge that Bank of America and BAS or their affiliates may be providing financing or other services to parties whose interests may conflict with yours. Bank of America and BAS agree that they will not furnish confidential information obtained from you to any of their other customers and that they will treat confidential information relating to you and your affiliates with the same degree of care as they treat their own confidential information. Bank of America and BAS further advise you that they will not make available to you confidential information that they have obtained or may obtain from any other customer. Solely in connection with the services and transactions contemplated hereby, you agree that Bank of America and BAS are permitted to access, use and share with any of their bank or non-bank affiliates, agents, advisors (legal or otherwise) or representatives any information concerning you or any of your affiliates that is or may come into the possession of Bank of America, BAS or any of such affiliates.

In connection with all aspects of the transactions contemplated by this letter, you acknowledge and agree, and acknowledge your affiliates’ understanding, that: (i) the Senior Credit Facility and any related arranging or other services described in this letter are arm’s-length commercial transactions between you and your affiliates, on the one hand, and Bank of America and BAS on the other hand, and you are capable of evaluating and understanding and understand and accept the terms, risks and conditions of the transactions contemplated by this letter; (ii) in connection with the process leading to such transactions, Bank of America and BAS each is and has been acting solely as a principal and is not the financial advisor, agent or fiduciary, for you or any of your affiliates, stockholders, creditors or employees or any other party; (iii) none of Bank of America or BAS has assumed or will assume an advisory, agency or fiduciary responsibility in your or your affiliates’ favor with respect to any of the transactions contemplated hereby or the process leading thereto (irrespective of whether Bank of America or BAS has advised or is currently advising you or your affiliates on other matters) and none of Bank of America or BAS has any obligation to you or your affiliates with respect to the transactions contemplated hereby except those obligations expressly set forth in this letter; (iv) Bank of America and BAS and their respective affiliates may be engaged in a broad range of transactions that involve interests that differ from yours and your affiliates and Bank of America and BAS have no obligation to disclose any of such interests by virtue of any advisory, agency or fiduciary relationship; and (v) Bank of America and BAS have not provided any legal, accounting, regulatory or tax advice with respect to any of the transactions contemplated hereby and you have consulted your own legal, accounting, regulatory and tax advisors to the extent you have deemed appropriate. You hereby waive and release, to the fullest extent permitted by law, any claims that you may have against Bank of America and BAS with respect to any breach or alleged breach of agency or fiduciary duty.

The provisions of the immediately preceding five paragraphs shall remain in full force and effect regardless of whether any definitive documentation for the Senior Credit Facility shall be executed and delivered, and notwithstanding the termination of this letter or any commitment or undertaking hereunder.

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This Commitment Letter and the Fee Letter may be executed in counterparts which, taken together, shall constitute an original. Delivery of an executed counterpart of this Commitment Letter or the Fee Letter by telecopier or facsimile shall be effective as delivery of a manually executed counterpart thereof.

This Commitment Letter and the Fee Letter shall be governed by, and construed in accordance with, the laws of the State of New York. Each of you, Bank of America and BAS hereby irrevocably waives any and all right to trial by jury in any action, proceeding or counterclaim (whether based on contract, tort or otherwise) arising out of or relating to this Commitment Letter (including, without limitation, the Summary of Terms), the Fee Letter, the transactions contemplated hereby and thereby or the actions of Bank of America and BAS in the negotiation, performance or enforcement hereof. The commitments and undertakings of Bank of America and BAS may be terminated by us, if you fail to perform your obligations under this Commitment Letter or the Fee Letter on a timely basis.

This Commitment Letter, together with the Summary of Terms and the Fee Letter, embodies the entire agreement and understanding among Bank of America, BAS, you and your affiliates with respect to the Senior Credit Facility and supersedes all prior agreements and understandings relating to the specific matters hereof. However, please note that the terms and conditions of the commitment of Bank of America and the undertaking of BAS hereunder are not limited to those set forth herein or in the Summary of Terms. Those matters that are not covered or made clear herein or in the Summary of Terms or the Fee Letter are subject to mutual agreement of the parties. No party has been authorized by Bank of America or BAS to make any oral or written statements that are inconsistent with this Commitment Letter. This Commitment Letter is not assignable by the Borrowers without our prior written consent and is intended to be solely for the benefit of the parties hereto and the Indemnified Parties.

This offer will expire at 5:00 p.m. Chicago time on June 26, 2007 unless you execute this letter and the Fee Letter and return them to us prior to that time (which may be by facsimile transmission), whereupon this letter and the Fee Letter (each of which may be signed in one or more counterparts) shall become binding agreements. Thereafter, this undertaking and commitment will expire on August 31, 2007 unless definitive documentation for the Senior Credit Facility is executed and delivered prior to such date.

[THE BALANCE OF THIS PAGE IS INTENTIONALLY LEFT BLANK]

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We are pleased to have the opportunity to work with you in connection with this important financing.

Very truly yours,

BANK OF AMERICA, N.A.

By:
Name:	Debra Basler
Title:	Senior Vice President

BANC OF AMERICA SECURITIES LLC

By:
Name:	Jonathan Muller
Title:	Principal

ACCEPTED AND AGREED TO

AS OF THE DATE FIRST ABOVE WRITTEN:

MAX BERMUDA LTD.

By:
Name:	Angelo M. Guagliano
Title:	President & CEO

MAX CAPITAL GROUP LTD.

By:
Name:	N James Tees
Title:	EVP & Chief Risk Officer

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SUMMARY OF TERMS AND CONDITIONS

MAX BERMUDA LTD.

$600,000,000 SENIOR CREDIT FACILITY

BORROWERS:	Max Bermuda Ltd., a Bermuda-domiciled insurance and reinsurance company (“Max Bermuda”) and its parent, Max Capital Group Ltd., a Bermuda holding company (“Max Capital” and together with Max Bermuda, the “Borrowers”).

ADMINISTRATIVE AGENT:	Bank of America, N.A. (the “Administrative Agent” or “Bank of America”) will act as sole and exclusive administrative agent.

SOLE LEAD ARRANGER AND BOOK MANAGER:	Banc of America Securities LLC (“BAS”).

LENDERS:	A syndicate of financial institutions (including Bank of America) arranged by BAS, which institutions shall be acceptable to Max Bermuda and the Administrative Agent (collectively, the “Lenders”).

SENIOR CREDIT FACILITY:	An aggregate principal amount will be available upon the terms and conditions hereinafter set forth:

Tranche A Facility: $450,000,000 secured five year facility for Max Bermuda (the “Tranche A Facility”) for the issuance of standby Letters of Credit.

Tranche B Facility: $150,000,000 unsecured five year facility for Max Bermuda and Max Capital (the “Tranche B Facility”). Max Capital will be entitled to request revolving loans (the “Loans”) and Max Bermuda will be entitled to request Loans or the issuance of standby Letters of Credit.

The Tranche A Facility and the Tranche B Facility are collectively referred to herein as the “Senior Credit Facility”.

The Senior Credit Facility may be increased by $200 million. Any such increase will be allocated to the Tranche A Facility and/or the Tranche B Facility provided that the aggregate commitments under the Tranche B Facility can never be more than 25% of the aggregate commitments under the Senior Credit Facility. Lenders shall be given the opportunity to participate in the increase on a pro rata basis but no Lender shall be obligated to increase its commitment. rata basis but no Lender shall be obligated to increase its commitment. rata basis but no Lender shall be obligated to increase its commitment.

PURPOSE:	Standby letters of credit (each a “Letter of Credit”) issued under the Senior Credit Facility will support obligations under insurance and reinsurance liabilities or regulatory purposes of Max Bermuda. Letters of Credit will have a maximum initial term of one year, and shall be annually automatically renewable, clean, unconditional and irrevocable. Loans can be used for general corporate purposes.

LETTERS OF CREDIT ISSUANCE FORMAT:

Letters of Credit will be issued either (i) by Bank of America, as letter of credit agent, referencing each Lender (not “fronted” by Bank of America), and each Lender will be severally (but not jointly) obligated to fund its pro rata portion of any draw on a Letter of Credit or (ii) upon request of Max Bermuda, by Bank of America as fronting bank and each Lender will severally purchase a participation in such fronted letters of credit. In the event a Lender cannot issue letters of credit directly, Bank of America will front for such Lender in any letters of credit issued on a several basis. Draw requests on an issued Letter of Credit will be presented to Bank of America as Letter of Credit Agent. In the case of Letters of Credit issued by the Lenders on a several basis, Bank of America, as Letter of Credit Agent, will only remit drawn amounts received from the Lenders to the letter of credit beneficiary.

CLOSING DATE:	The execution of definitive loan documentation, to occur on or before August 31, 2007 (the “Closing Date”).

FEES:	As set forth in Addendum I.

COMMITMENT TERMINATION DATE/ MATURITY:

The Commitment Termination Date for the Tranche A Facility will be five years from the date of Closing. The last stated maturity date of Letters of Credit under the Tranche A Facility will be on or before the date which is one year after the Tranche A Facility Commitment Termination Date. The Commitment Termination Date for the Tranche B Facility will be five years from the date of Closing. All outstanding Loans shall be due and payable on the Commitment Termination Date for the Tranche B Facility. The last stated maturity date of Letters of Credit under the Tranche B Facility will be on or before the date which is one year after the Tranche B Facility Commitment Termination Date.

OPTIONAL PREPAYMENTS AND COMMITMENT REDUCTIONS:

Loans under the Tranche B Facility may be prepaid in whole or in part at any time without penalty, subject to reimbursement of the Lenders’ breakage and redeployment costs in the case of prepayment of LIBOR borrowings. The unutilized portion of any commitment under the Senior Credit Facility in excess of the stated amount of all Letters of Credit and outstanding Loans, if any may be irrevocably canceled in whole or in part by Max Bermuda; provided, however, that after giving effect to any reduction in the commitments the aggregate commitments under the Tranche B Facility shall not exceed 25% of the aggregate commitments under the Senior Credit Facility.

COLLATERAL/ BORROWING BASE:	The Tranche A Facility will be secured by a first priority, perfected security interest in certain of Max Bermuda’s investment securities acceptable to Bank of America (“Eligible Investments”). The face amount of Letters of Credit issued under the Tranche A Facility shall not exceed an amount equal on any date to the Fair Market Value of Eligible Investments times the percentage advance rates for each asset category as shown in Attachment A hereto (the “Borrowing Base”);

Eligible Investments shall consist of:

• Cash and cash equivalents (including certain time deposits and repurchase agreements, money market funds, and short-term asset management accounts)

• Commercial paper of one year or less maturity rated at least A-1 by S&P or P-l by Moody’s or the equivalent from at least one nationally recognized rating agency

• U.S. Governments and Agencies

•         Certain mortgage backed securities, including Agency pass-throughs and Agency CMOs, and Non-Agency CMOs rated at least AA-Aa3 or the equivalent (both Agency and Non-Agency CMOs are limited to TACs, PACs and Sequentials and exclude Support Tranches (all as defined by Bloomberg))

• Certain Asset Backed Securities rated AAA/Aaa or the equivalent, including securitizations of auto loans, credit card receivables and home equity loans

•         U.S. and non U.S. denominated Securities issued by G7 governments and agencies (for Borrowing Base purposes, the fair market value will be converted to Dollars using a method to be agreed upon by Max Bermuda and the Administrative Agent)

• Publicly traded U.S. corporate and municipal securities rated at least A-/A3 or the equivalent.

All Collateral must be capable of being marked to market on a daily basis. All Collateral shall be held by a custodian acceptable to the Administrative Agent.

CONDITIONS PRECEDENT To CLOSING:	The Closing (and the initial funding) of the Senior Credit Facility will be subject to satisfaction of the conditions precedent deemed appropriate by the Administrative Agent and the Lenders including, but not limited to, the following:

(i)     The negotiation, execution and delivery of definitive documentation (including, without limitation, satisfactory legal opinions and other customary closing documents) for the Senior Credit Facility satisfactory to BAS, the Administrative Agent and the Lenders.

(ii)    The Lenders shall have received satisfactory evidence that the Administrative Agent (on behalf of the Lenders) shall have a valid and perfected first priority (subject to certain exceptions to be set forth in the loan documentation) lien and security interest in the collateral referred to under the section “Collateral/Borrowing Base” set forth above.

(iii)  There shall not have occurred a material adverse change (x) in the business, assets, liabilities (actual or contingent), operations, condition (financial or otherwise) or prospects of Max Bermuda and its subsidiaries or Max Capital and its subsidiaries, in each case taken as a whole, since December 31, 2006 or (y) in the facts and information regarding such entities as represented to date.

(iv)   The absence of any action, suit, investigation or proceeding pending or, to the knowledge of the Borrowers, threatened in any court or before any arbitrator or governmental authority that could reasonably be expected to (x) have a material adverse effect on the business, assets, liabilities (actual and contingent), operations, condition (financial or otherwise) or prospects of Max Bermuda Ltd. or Max Capital, (y) adversely affect the ability of a Borrower to perform its obligations under the loan documentation or (z) adversely affect the rights and remedies of the Administrative Agent or the Lenders under the loan documentation (collectively, a “Material Adverse Effect”).

(v)    Unless the loan documentation takes the form of an amendment and restatement of the Credit Agreement dated as of June 1, 2005 among the Borrowers, various financial institutions and Bank of America as administrative agent (as amended to date, the “Existing Credit Agreement”), the termination of the Existing Credit Agreement.

CONDITIONS PRECEDENT TO ALL LOANS:

Usual and customary for transactions of this type, to include without limitation: (i) all representations and warranties are true and correct as of the date of each issuance, amendment or renewal of a Letter of Credit or issuance of such Loan (each, a “Credit Extension”); (ii) no event of default under the Senior Credit Facility or incipient default has occurred and is continuing, or would result from Credit Extension; (iii) the aggregate undrawn amount of all outstanding Letters of Credit on such date under the Tranche A Facility, after giving effect to such Credit Extension, shall not exceed the lesser of (y) the aggregate commitments under the Tranche A Facility and (z) the applicable Borrowing Base on such date; and (iv) the aggregate undrawn amount of all outstanding Letters of Credit on such date plus the aggregate principal amount of outstanding Loans under the Tranche B Facility, after giving effect to such Credit Extension, shall not exceed the aggregate Commitments under the Tranche B Facility.

REPRESENTATIONS AND WARRANTIES:

Usual and customary for transactions of this type, to include without limitation: (i) corporate existence and status; (ii) corporate power and authority, enforceability; (iii) no violation of law, contracts or organizational documents; (iv) no material litigation; (v) accuracy and completeness of specified financial statements and no material adverse change; (vi) no required governmental or third party approvals or consents; (vii) use of proceeds and not engaging in business of purchasing/carrying margin stock; (viii) status under Investment Company Act; (ix) ERISA matters; (x) tax matters; (xi) ownership of property and insurance matters; (xii) accuracy of disclosure; (xiii) compliance with laws; (xiv) subsidiaries; (xv) no default; and (xvi) perfected liens, security interests and charges; and (xvii) solvency.

COVENANTS:	Usual and customary for transactions of this type, to include without limitation: (i) delivery of financial statements, SAP filings, compliance and borrowing base certificates and notices of default, material litigation, material governmental, ERISA and environmental proceedings and material changes in accounting or financial reporting practices; (ii) compliance with laws and material contractual obligations; (iii) payment of obligations; (iv)

preservation of existence; (v) maintenance of books and records and inspection rights; (vi) use of proceeds; (vii) maintenance of insurance; (viii) limitation on liens, mergers, consolidations, sales of assets, incurrence of debt and capital expenditures; (ix) limitation on dividends, stock redemptions and the redemption and/or prepayment of other debt; (x) limitation on investments (including loans and advances) and acquisitions; and (xi) limitation on transactions with affiliates.

Financial covenants to include (but not be limited to):

• Eligible Investments:

• Maintenance of minimum weighted average credit quality rating of Eligible Investments of AA/Aa2 or the equivalent.

• Concentration Limits on Eligible Investments (including per issue and per issuer limitations) and diversification requirements.

• Maintenance by Max Bermuda of an A.M. Best Company financial strength rating of B++ or higher.

• Consolidated Max Capital Debt to Total Capitalization not greater than 35%.[1]

• An initial minimum GAAP Net Worth of Max Bermuda of $995,000,000 with step ups as described below.

Commencing with the second fiscal quarter of 2007, during each fiscal year, the required minimum GAAP Net Worth will increase quarterly by an amount equal to 50% of net income (with no deduction for net losses) plus 50% of the net cash proceeds of any equity issuances. The required minimum GAAP Net Worth will be recalculated annually to be the greater of (a) required minimum GAAP Net Worth as of the first day of the previous fiscal year (without giving effect to the increases referred to in the previous sentence) and (b) 65% of the GAAP Net Worth as of such fiscal year end.

EVENTS OF DEFAULT:	Usual and customary in transactions of this type, to include without limitation: (i) nonpayment of principal, interest, fees or other amounts; (ii) any representation or warranty proving to have been materially incorrect when made or confirmed; (iii) failure to

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For purposes of determining the Max Capital Debt to Total Capitalization Ratio, only that portion of the $235,000,000 Total Return Equity Swap, including notional value additions, and any similar total return equity swap transaction entered into during the term of this Senior Credit Facility which is treated as debt by A.M. Best Company will be included as Debt. Currently none of the existing Total Return Equity Swap is treated as Debt by AM Best Company perform or observe covenants set forth in the loan documentation within a specified period of time, where customary and appropriate, after such failure; (iv) cross-default to other indebtedness in an amount to be agreed; (v) bankruptcy and insolvency defaults (with grace period for involuntary proceedings); (vi) monetary judgment defaults in an amount to be agreed; (vii) actual or asserted invalidity of any loan documentation; and (viii) change of control.

ASSIGNMENTS AND PARTICIPATIONS:

Each Lender will be permitted to make assignments in respect of the Senior Credit Facility in a minimum amount equal to $5 million to other financial institutions approved by the Administrative Agent and, so long as no Event of Default has occurred and is continuing, Max Bermuda, which approval shall not be unreasonably withheld or delayed; provided, however, that the approval of Max Bermuda shall not be required in connection with assignments to other Lenders or to any affiliate of a Lender. Notwithstanding the foregoing, however, any Lender assigning a Commitment (as such term shall be defined in the definitive loan documentation) shall be required to obtain the approval of the Administrative Agent and the Fronting Bank unless a proposed Assignee is already a Lender. An assignment fee of $3,500 will be charged with respect to each Assignment. Each Lender will also have the right, without consent of Max Bermuda or the Administrative Agent, to assign as security all or part of its rights under the loan documentation to any Federal Reserve Bank. Lenders will be permitted to sell participations with voting rights limited to significant matters such as changes in amount, rate to the extent it would be less than the Borrowing Base and maturity date and releases of all or substantially all of the collateral to the extent it would be less than the Borrowing Base.

WAIVERS AND AMENDMENTS:

Amendments and waivers of the provisions of the loan agreement and other definitive credit documentation will require the approval of Lenders holding loans and commitments representing more than 50% of the aggregate amount of and commitments under the Senior Credit Facility, except that the consent of all the Lenders affected thereby shall be required with respect to (i) increases in the commitment of such Lenders, (ii) reductions of principal, interest or fees, (iii) extensions of scheduled maturities or times for payment, and (iv) releases of all or substantially all of the collateral to the extent it would be less than the Borrowing Base.

INDEMNIFICATION:	The Borrowers will indemnify and hold harmless the Administrative Agent, BAS, each Lender and their respective affiliates and their officers, directors, employees, agents and advisors from and against all losses, liabilities, claims, damages or expenses arising out of or relating to the Senior Credit Facility, the Borrowers’ use of Loan proceeds, Letters of Credit or the commitments, including, but not limited to, reasonable attorneys’ fees (including the allocated cost of internal counsel) and settlement costs. This indemnification shall survive and continue for the benefit of all such persons or entities, notwithstanding any failure of the Senior Credit Facility to close.

GOVERNING LAW:	State of New York.

PRICING/FEES/ EXPENSES:	As set forth in Addendum I.

OTHER:	Each of the parties shall (i) waive its right to a trial by jury and (ii) submit to New York jurisdiction. The loan documentation will contain customary increased cost, withholding tax, capital adequacy and yield protection provisions.

ADDENDUM I

PRICING, FEES AND EXPENSES

NON-USE FEE:	The Borrowers will pay a fee (the “Non-Use Fee”) on the unused portion of the Tranche A Facility commitments of 0.070% and on the unused portion of the Tranche B Facility commitments in accordance with the Pricing Grid below. The Non-Use Fee is payable quarterly in arrears commencing upon the Closing Date.

LETTERS OF CREDIT FEES:	Max Bermuda will pay a fee (the “Letter of Credit Fee”) on the aggregate stated amount of each Letter of Credit that is issued and outstanding under the Tranche A Facility or 0.250% and on the aggregate stated amount of each Letter of Credit that is issued and outstanding under Tranche B Facility in accordance with the Pricing Grid below. The Letter of Credit Fee is payable quarterly in arrears, commencing on the Closing Date, and will be shared proportionately by the Lenders. In addition, Max Bermuda will pay a fronting fee to Bank of America of (a) 0.075% on fronted Letters of Credit under the Tranche A Facility and (b) 0.10% on fronted Letters of Credit under the Tranche B Facility.

UTILIZATION FEE:	The Borrowers will pay a fee (the “Utilization Fee”) of 0.050% on all outstanding Loans under the Tranche B Facility if the aggregate principal amount of outstanding Loans issued under the Tranche B Facility exceeds 50% of the aggregate amount of the Tranche B Facility. The Utilization Fee is payable quarterly in arrears commencing upon the Closing Date.

INTEREST RATE:	At the Borrower’s option, any Loan under the Tranche B Facility that is made to it will bear interest at a rate equal to (i) LIBOR plus the Applicable Margin as set forth in the Pricing Grid below or (ii) the Base Rate (to be defined as the higher of (a) the Bank of America prime rate and (b) the Federal Funds Rate plus 0.50%).

The Borrowers may select interest periods of one, two, three or six months for LIBOR loans, subject to availability. Interest shall be payable at the end of the selected interest period, but no less frequently than quarterly.

A default rate shall apply on all obligations in the event of default under the Senior Credit Facility at a rate per annum of 2% above the applicable interest rate or letter of credit fee.

PRICING:	The Non-Use Fee, Applicable Margin for LIBOR Loans and the Letter of Credit Fee shall be, at any time, the rates per annum set forth in the Performance Pricing grid below opposite the long term unsecured senior, non-credit enhanced debt rating of Max Capital by Standard & Poor’s Ratings Group and Moody’s Investors Service Inc. (In the case of a split rating, the higher rating will apply; in the case of a multiple split rating, the rating that is one level lower than the higher rating will apply; if there is only one rating, the rating one level lower than such rating will apply; and if there is no rating, the lowest rating set forth below will apply.)

	Non-Use Fee	Applicable Margin for LIBOR Loans	Letter of Credit Fees
Max Capital Debt Rating	Tranche B Facility	Tranche B Facility	Tranche B Facility
> A-/ A3	0.060%	0.300%	0.300%
BBB+/Baal	0.070%	0.375%	0.375%
BBB/Baa2	0.080%	0.450%	0.450%
BBB-/Baa3	0.100%	0.550%	0.550%
<BBB-/Baa3	0.125%	0.700%	0.700%

LETTERS OF CREDIT BORROWING RATE:

Upon any draws under any Letter of Credit, Max Bermuda will immediately reimburse Bank of America on behalf of the Lenders in full. In the event that Bank of America is not immediately reimbursed, the reimbursement obligation will bear interest from the date of the draw until the date of payment at a rate per annum equal to the Base Rate plus 2.00%.

CALCULATION OF INTEREST AND FEES:

Other than calculations in respect of interest at the Bank of America prime rate (which shall be made on the basis of actual number of days elapsed in a 365/366 day year), all calculations of interest and fees shall be made on the basis of actual number of days elapsed in a 360 day year.

COST AND YIELD PROTECTION:	Customary for transactions and facilities of this type, including, without limitation, in respect of breakage or redeployment costs incurred in connection with prepayments, changes in capital adequacy and capital requirements or their interpretation, illegality, unavailability, reserves without proration or offset and payments free and clear of withholding or other taxes.

EXPENSES:	The Borrowers will pay all reasonable costs and expenses associated with the preparation, due diligence, administration, syndication and closing of all loan documentation, including, without limitation, the legal fees of counsel to the Administrative Agent and BAS, regardless of whether or not the Senior Credit Facility is closed. The Borrowers will also pay the expenses of the Administrative Agent and each Lender in connection with the enforcement of any loan documentation.

2

ATTACHMENT A

Collateral Advance Rates

Cash and cash equivalents (including certain time deposits, repurchase agreements, money market funds and short-term management accounts	100%
Al/Pl commercial paper	98%
U.S. Governments and Agencies
< 5 years to maturity	98%
> 5 years to maturity	95%
MBS and ABS:
Agency Pass-throughs rated AA-/Aa3 or better	90%
Agency CMOs rated AA-/Aa3 or better	90%
Non-Agency CMOs rated AAA/Aaa	90%
Non-Agency CMOs rated Aa-/Aa3 or better	87.5%
AAA/Aaa rated Asset Backed Securities (securitizations of auto loans, credit card receivables and home equity loans)	95%
U.S. and non U.S. denominated Securities issued by G7 governments and agencies:
Germany, U.K.	95%
France, Japan, Canada	93%
Italy	92%
U.S. Corporate and Municipal Debt:
Publicly traded AAA/Aaa rated corporate/municipal securities	94%
Publicly traded corporate/municipal securities rated at least AA-/Aa3	93%
Publicly traded corporate/municipal securities rated at least A-/A3	92%